Exhibit 99.1

Catalent and Novo Holdings Fulfill All Regulatory Closing Conditions for Pending Transaction

Transaction Expected to Close in the Coming Days

SOMERSET, NJ and COPENHAGEN, Denmark – December 14, 2024 – Catalent, Inc. (“Catalent,” NYSE: CTLT), a leader in enabling the development and supply of better treatments for patients worldwide, and Novo Holdings A/S (“Novo Holdings”), a global life sciences investment firm, today announced that the companies have fulfilled all regulatory closing conditions for their pending transaction. The companies now expect to close the transaction in the coming days.

“Today represents an important step in our transition to private ownership under Novo Holdings, a leading life sciences investment firm,” said Alessandro Maselli, President and Chief Executive Officer of Catalent. “As we approach transaction close, I want to thank the Catalent team for all their hard work and share my excitement for our company’s bright future. With the support of Novo Holdings and access to additional resources, Catalent will be well-positioned to drive innovation and enhance offerings for the benefit of customers and the patients they serve, ultimately accelerating our strategy to create value for stakeholders.”

“We are pleased to have achieved this latest milestone, which we believe reflects the significant benefits the proposed transaction is expected to deliver,” said Jonathan Levy, Senior Partner, Novo Holdings. “As we near close, we are enthusiastic about partnering with and supporting the Catalent team in its mission to drive innovation in the healthcare system and improve patient outcomes.”

For additional information associated with the transaction, please visit transaction.catalent.com.

Advisors

Citi and J.P. Morgan served as financial advisors to Catalent. Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to Catalent and Jones Day served as legal advisor to the Catalent Board of Directors. Morgan Stanley & Co. LLC served as financial advisor to Novo Holdings. Goodwin Procter LLP and Linklaters LLP served as legal advisors to Novo Holdings. Arnold & Porter Kaye Scholer LLP and Davis Polk & Wardwell LLP served as legal advisors to Novo Nordisk.

About Novo Holdings A/S

Novo Holdings is a holding and investment company that is responsible for managing the assets and the wealth of the Novo Nordisk Foundation. The purpose of Novo Holdings is to improve people’s health and the sustainability of society and the planet by generating attractive long-term returns on the assets of the Novo Nordisk Foundation.

Wholly owned by the Novo Nordisk Foundation, Novo Holdings is the controlling shareholder of Novo Nordisk A/S and Novonesis A/S (formerly Novozymes A/S) and manages an investment portfolio with a long-term return perspective. In addition to managing a broad portfolio of equities, bonds, real estate, infrastructure and private equity assets, Novo Holdings is a world-leading life sciences investor. Through its Seed, Venture, Growth, Asia, Planetary Health and Principal Investments teams, Novo Holdings invests in life science companies at all stages of development. As of year-end 2023, Novo Holdings had total assets of EUR 149 billion. www.novoholdings.dk

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT), is a global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,500 partner development programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply nearly 70 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of approximately 17,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated approximately $4.4 billion in revenue in its 2024 fiscal year. For more information, visit www.catalent.com.

Forward-Looking Statements

This press release, and any related oral statements, may include both historical and forward-looking statements and guidance. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “predict,” “hope,” “foresee,” “likely,” “may,” “could,” “target,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations, projections, and guidance. Some of the factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the pending merger of Catalent with an affiliate of Novo Holdings (the “Merger”), the completion of the Merger on anticipated terms and timing, including obtaining antitrust and other regulatory approvals and clearances, the satisfaction of other conditions to the completion of the Merger, potential litigation relating to the Merger that could be instituted by or against Catalent, Novo Holdings or their respective affiliates, directors or officers, including the effects of any outcomes related thereto, the risk that disruptions from the Merger will harm Catalent’s relationships, and certain restrictions during the pendency of the Merger that may impact Catalent’s ability to pursue attractive business opportunities or strategic transactions.

These forward-looking statements speak only as of the date of this press release or as of the date they are made, and Catalent does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Catalent

Investor Contact:

Paul Surdez

+1 (732) 537-6325

investors@catalent.com

Media Contact:

Laura Hortas

+1(609) 240-7025

media@catalent.com

Novo Holdings

(Global inquiries) Marie-Louise Jersin, Senior Communications Partner

(US inquiries) Dora Gonzalez, Public Relations Specialist

novoholdingsmedia@novo.dk